Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 9, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of AARP Income Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus and under the heading "Experts" in such Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
-----------------------------

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 1999